Exhibit 99.1

      Rogers Corporation Raises Guidance for the Fourth Quarter

    ROGERS, Conn.--(BUSINESS WIRE)--Jan. 9, 2006--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal fourth quarter ending January 1, 2006. Rogers projects fourth quarter net sales to be approximately $97 million compared to the October 19, 2005, guidance of $85 to $88 million. Earnings for the fourth quarter are projected to be $0.52 to $0.54 per diluted share versus previous guidance of $0.40 to $0.44 per diluted share.
    "This increased guidance results from our ability to capitalize on our strong market position, which led to an acceleration of sales during the fourth quarter," commented Robert D. Wachob, President and CEO. "In our Printed Circuits business, both high frequency and flexible circuit material product lines had strong sales. The High Performance Foams business sales continued at near record levels, driven by the PORON(R) urethane foams product line. Of our three businesses, Polymer Materials and Components is expected to show the greatest quarterly improvement, due to the success of the DFLX(TM) flexible keypad lamp for cell phones. Lastly, our joint ventures are also expected to post increased contribution, driven by strong sales."
    The Company expects to report the fourth quarter and full year results in February, and will provide guidance for the first quarter 2006, at that time.
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 9, 2006, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             Editorial and Investor Contact:
             Edward J. Joyce
             Phone: 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com